Exhibit 10.1
DEL MONTE FOODS COMPANY
2005 NON-EMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
Effective January 1, 2005
(Adopted December 16, 2004)
Amended and Restated as of January 1, 2006
(Adopted December 15, 2005)

2005 NON-EMPLOYE DIRECTOR DEFERRED COMPENSATION PLAN

Del Monte Foods Company
2005 Non-Employee Director Deferred Compensation Plan
Effective January 1, 2005
(Adopted December 16, 2004)
Amended and Restated as of January 1, 2006
(Adopted December 15, 2005)
PURPOSE
               The purpose of this Plan is to provide deferred compensation to non-employee directors who contribute materially to the continued growth, development and future business success of Del Monte Foods Company, a Delaware corporation, and its affiliates. The Plan is not intended to constitute a plan subject to the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
COMPLIANCE
               This Plan is intended to comply with the American Jobs Creation Act of 2004 and new Internal Revenue Code Section 409A and the regulations and guidance thereunder (“New Law”). This Plan was adopted effective as of January 1, 2005 prior to the issuance of all guidance and interpretation of the New Law and operated in good faith compliance in 2005. This Plan is amended and restated as of January 1, 2006 in good faith compliance with the guidance issued in 2005. It is expected that there may be further guidance under the New Law and that the Plan may be amended to conform to such guidance as issued, and operated in good faith compliance prior to formal adoption of amendment(s), within the applicable transition period(s) provided for the New Law.
ARTICLE 1
Definitions
               For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following meanings:
1.1	“Account Balance” shall mean the aggregate number of Deferred Stock Units allocated on account of a Participant’s Deferral Period Amounts and adjusted in accordance with Section 3.4 of the Plan. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the number of shares of Common Stock to be paid to or in respect of a Participant pursuant to the Plan. When preceded by a year, Account Balance shall mean the aggregate number of Deferred Stock Units on account of a Deferral Period commencing in that year (e.g., 2006 Account Balance means the Deferred Stock Units, including dividend allocations, based on the 2006 Deferral Period).
1.2	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Article 7, that are entitled to receive benefits under the Plan upon the death of a Participant.
1.3	“Beneficiary Designation and Spousal Consent Form” shall mean the form established from time to time by the Committee that a Participant executes and returns to the Corporate Secretary to designate one or more Beneficiaries.
1.4	“Board” shall mean the Board of Directors of Del Monte.

1.5	“Claimant” shall mean a Participant or Beneficiary who presents a claim to Del Monte in accordance with Article 10.
1.6	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
1.7	“Committee” shall mean the Nominating and Corporate Governance Committee of the Board (effective as of December 15, 2005, and prior to that the Compensation Committee), or such other committee as the Board shall appoint from time to time to administer the Plan.
1.8	“Common Stock” shall mean the common stock of Del Monte, par value $0.01 per share.
1.9	“Compensation” shall mean any cash or any grant of Common Stock to be made pursuant to the “Del Monte Foods Company 2002 Stock Incentive Plan” that is to be paid in respect of a Deferral Period to a Participant. Compensation is earned monthly and paid quarterly on the basis of Del Monte fiscal months and quarters. Compensation shall not include options, or any gain resulting from the exercise of options, to purchase the stock of Del Monte.
1.10	“Corporate Secretary” shall mean the Corporate Secretary of Del Monte.
1.11	“Deferral Election Form” shall mean the form established from time to time by the Committee that a Participant executes and returns to the Corporate Secretary to make an election to defer Compensation under the Plan.
1.12	“Deferral Period” shall mean a period of four fiscal quarters of Del Monte, commencing on the first day of the fourth fiscal quarter which falls in a Plan Year and ending on the last day of the next following third fiscal quarter which falls in the next succeeding Plan Year; provided that the Deferral Period for the Restatement Effective Date shall begin January 1, 2006 and end as of the end of the next following third fiscal quarter of Del Monte. The Deferral Period for 2005 was the calendar year.
1.13	“Deferral Period Amount” shall mean that portion of a Participant’s Compensation that a Participant elects to have and is deferred, in accordance with Article 3, for any one Deferral Period.
1.14	“Deferred Stock Units” shall mean the phantom stock units comprising a Participant’s Account Balance, each of which represents one (1) share of Common Stock.
1.15	“Del Monte” shall mean the Del Monte Foods Company, a Delaware corporation, and its successors.
1.16	“Director” shall mean a member of the Board who is not an employee of Del Monte.
1.17	“Effective Date” shall mean the Effective Date of the Plan, which is January 1, 2005. “Restatement Effective Date” shall mean the effective date of this restatement, which is January 1, 2006.
1.18	“Fair Market Value” of a share of Common Stock with respect to any day shall mean (a) the average of the high and low sales prices on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock then are listed or admitted to trading, or (b) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System, or (c) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc., selected by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion and in good faith compliance with Code Section 409A.
1.19	“Participant” shall mean any Director (a) who elects to participate in the Plan; (b) who complies with the enrollment requirements pursuant to Article 2; (c) who commences participation in the Plan pursuant to Section 2.2; and (d) whose Plan Agreement has not terminated.
1.20	“Plan” shall mean the “Del Monte Foods Company 2005 Non-Employee Director Deferred Compensation Plan,” as amended and restated, which shall be evidenced by this instrument and, with respect to each Participant, by his or her Plan Agreement for each Deferral Period, as each may be amended from time to time.
1.21	“Plan Agreement” shall mean a written agreement, as may be amended from time to time, which is entered into by and between Del Monte and the Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled under the Plan for a Deferral Period. The Plan Agreement for a Deferral Period bearing the latest date of acceptance by the Corporate Secretary shall govern such entitlement and Del Monte’s liability. Upon the complete payment of a Participant’s Account Balance attributable to a Deferral Period, each individual’s Plan Agreement for that Deferral Period and his or her status as a Participant for that Deferral Period shall terminate. Each Plan Agreement may be amended by the written consent of both parties from time to time.
1.22	“Plan Year” shall mean the calendar year period in which a Deferral Period commences. All Plan Years (commencing on January 1, 2005) shall be the calendar year.
1.23	“Survivor Benefit” shall mean the benefit set forth in Article 6.
1.24	“Termination” shall mean the termination of service as a Director for any reason.
1.25	“Termination Benefit” shall mean the benefit set forth in Article 5.
1.26	“Termination Benefit Payout Form” shall mean the form established from time to time by the Committee that a Participant executes and returns to the Corporate Secretary to make an election as to the form and timing of the payout of his or her Termination Benefit for a Deferral Period under the Plan.
1.27	“Unforeseeable Financial Emergency” shall mean an unforeseeable emergency, consistent with Code Section 409A and regulations thereunder, that would result in severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, (b) a loss of the Participant’s property due to casualty, or (c) such other similar, extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, all as determined in the sole and absolute discretion of the Committee based on the relevant facts and circumstances of the case but only to the extent the emergency may not be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets to the extent the liquidation of the assets would not cause severe financial hardship, or by the cessation of deferrals under the Plan.

ARTICLE 2
Eligibility/Enrollment
2.1	Eligibility. Eligibility to participate in the Plan shall be limited to non-employee Directors of Del Monte.
2.2	Commencement of Participation. As a condition to enrolling in the Plan for any Deferral Period, each Director shall execute and return to the Corporate Secretary a Plan Agreement and a Deferral Election Form, and a Termination Benefit Payout Form for that Deferral Period, and a Beneficiary Designation and Spousal Consent Form for the initial deferral or for any subsequent change in beneficiary.
2.3	Enrollment Requirements; Annual. Each Director may enroll for a Deferral Period by executing and returning to the Corporate Secretary the required forms no later than the end of the Plan Year preceding the Plan Year in which the Deferral Period commences. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole and absolute discretion are necessary.
2.4	Enrollment Requirements; Initial. Upon a Director’s initial election or appointment to the Board of Directors as a non-employee Director, the Director may enroll for the remainder of the Deferral Period during which the Director was initially elected or appointed by executing and returning to the Corporate Secretary the required forms within thirty (30) days after the individual’s election as a non-employee director. Commencing as of the Restatement Effective Date, for purposes of this initial election, if the election is made on the date the individual is elected or appointed a non-employee Director, the remainder of the Deferral Period shall cover Compensation from the date of such election to the end of the applicable Deferral Period. If the initial election is made after the date of such initial election as a non-Employee Director but within thirty (30) days of such election, the remainder of the Deferral Period shall cover Compensation from the first day of the fiscal quarter next following the election to the end of the applicable Deferral Period.
ARTICLE 3
Deferral Commitments/Vesting/Earnings Crediting
3.1	Election to Defer. When enrolling in accordance with Article 2, a Participant may elect to defer a certain amount of Compensation (the “Deferral Period Amount”). A Participant may make separate elections to defer either zero percent (0%), fifty percent (50%), or one hundred percent (100%) of each of such Participant’s stock Compensation and cash Compensation earned during the applicable Deferral Period (or, if applicable, the portion of the Deferral Period) after the Participant’s election is effective.
3.2	Effect of Deferral Election Form. Deferral elections shall be made by delivering to the Corporate Secretary an executed Deferral Election Form, which must be accepted by the Corporate Secretary for a valid election to exist. For each succeeding Plan Year, a new Deferral Election Form must be delivered to the Corporate Secretary, in accordance with Section 2.3. If no Deferral Election Form is timely delivered for a Plan Year, no Deferral Period Amount shall be withheld for the Deferral Period for that Plan Year. As of December 31 of the year prior to the Deferral Period, the deferral election shall become irrevocable.

3.3	Withholding of Deferral Period Amounts; Conversion into Deferred Stock Units. For each Deferral Period, Compensation shall be withheld to the extent of the Deferral Period Amount at the time the Compensation is or otherwise would be paid to the Participant, generally as of the end of each fiscal quarter of Del Monte. The dollar value of the Deferral Period Amount will be converted into Deferred Stock Units (including fractions thereof) by dividing the Deferral Period Amount by the Fair Market Value of a share of Common Stock as of the time Compensation is withheld; such Deferred Stock Units will be credited to the Participant’s Account Balance for the Deferral Period at such time. Hence, each Deferred Stock Unit represents one (1) share of Common Stock to which the Participant is entitled upon the eventual payment of his Account Balance. Under no circumstances shall a Participant’s Deferred Stock Units be “reconverted” into cash or be deemed to represent any fixed dollar amount under any provision of this Plan.
3.4	Crediting of Dividends and Distributions. Each Deferred Stock Unit will be credited with dividends and special distributions at the time such dividend or special distribution is paid to Common Stock shareholders of Del Monte, which will be converted into additional Deferred Stock Units. With respect to the crediting of dividends and special distributions, Deferred Stock Units will not be entitled to voting rights. Each Deferred Stock Unit (or fraction thereof) will be converted into one (1) whole share of Common Stock upon the payment of any benefit under this Plan.
3.5	Payment of Account Balances. The payment of Account Balances under Articles 4, 5, and 6 of this Plan shall be effected by issuing shares of Common Stock to the Participant (or Beneficiary) in a number that is equal to the number of Deferred Stock Units in such Participant’s Account Balance as of the date of Termination (or date of withdrawal, if applicable). No fractional shares of Common Stock will be issued under the Plan. If the calculation of the total number of shares of Common Stock to be issued under this Plan results in fractional shares, then the number of shares of Common Stock will be rounded up to the nearest whole share of Common Stock.
3.6	Vesting. A Participant shall at all times be one hundred percent (100%) vested in his or her Account Balance.
ARTICLE 4
Withdrawal Payouts
4.1	Withdrawal Payout Unforeseeable Financial Emergencies. If a Participant experiences an Unforeseeable Financial Emergency, the Participant may petition the Committee to receive a partial or full payout from the Plan. If the Committee determines that the Participant has an Unforeseeable Financial Emergency, any payout shall be made within thirty (30) days of the date of approval, payable in Common Stock in a lump sum. The payout shall not exceed the lesser of the Participant’s Account Balance, calculated as of the date the petition is approved, or the amount reasonably necessary to satisfy the Unforeseeable Financial Emergency (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the payout).
4.2	Suspension for Unforeseeable Financial Emergency. Commencing as of the Restatement Effective Date, if a Participant receives a payout under Section 4.1, the Participant’s deferral election for any amounts payable for the remainder of the Deferral Period shall be cancelled as of the date the Committee approves the withdrawal for an Unforeseeable Financial Emergency.

A Participant may re-enroll in the Plan for a subsequent Plan Year upon making an annual enrollment under Section 2.3.
ARTICLE 5
Termination Benefit
5.1	Termination Benefit. In the case of Termination, the Participant shall receive a benefit equal to his or her Account Balance which shall be paid, or commence to be paid no later than thirty (30) days from the date of Termination, or any other applicable delayed distribution date due to administrative impracticality; provided that any delayed payment will be made no later than the end of the calendar year in which the Termination occurred or, if later, the 15th day of the third calendar month following the Termination.
5.2	Form of Termination Benefit. When electing to defer Compensation for a Deferral Period, a Participant shall make an election on the Termination Benefit Payout Form to receive his or her Account Balance attributable to that Deferral Period as a Termination Benefit payable either as: (a) a lump sum of Common Stock; or (b) annual installments of an equal number of shares of Common Stock spread over a period of not more than fifteen (15) years.
5.3	Death Prior to Completion of Termination Benefits. If a Participant dies after Termination but before the Termination Benefit is paid, the Beneficiary shall be paid the Termination Benefit in the form of a lump sum or installments of an equal number of shares of Common Stock spread over a period of not more than fifteen (15) years, as designated by the Participant in a Termination Benefit Payout Form. If a Participant dies after a Termination Benefit has become payable in installments, the Beneficiary shall be paid the remaining Termination Benefit in the form of either a lump sum or in equal annual installments over the remaining number of years in the installment period for the Termination Benefit, as designated by the Participant in a Termination Benefit Payout Form. In the absence of such designation by the Participant prior to death, the Participant’s unpaid Termination Benefit payments shall continue and shall be paid to the Participant’s Beneficiary for the remaining number of years in the installment period for the Termination Benefit. In any event, if the Beneficiary dies prior to complete distribution of the Termination Benefit in installments, payments will be made to the Beneficiary’s estate over the remaining number of years in the installment period and in the same amounts as that benefit would have been paid to the Beneficiary had the Beneficiary survived.
5.4	Changes to Form of Termination Benefit. A Participant may change his or her election as to form (lump sum or equal annual installments) by submitting a new Termination Benefit Payout Form to the Corporate Secretary which shall not be effective until twelve (12) months after the Termination Benefit Payout Form is submitted and until received, accepted and acknowledged in writing by the Corporate Secretary. In addition, if a Participant changes his or her election as to form upon Termination other than death, no revised Termination Benefit Payout Form will be valid and effective for payment on Termination unless it is made at least one (1) year prior to Termination and (2) the payout date is delayed to a date that is five (5) years from the date the Termination Benefit would otherwise have been paid or first commenced payment on account of Termination (for other than death) under any current Termination Benefit Payout Form (the “delayed distribution date”). A Termination Benefit Payout Form that changes the form of payout on account of Termination other than death does not revoke the designation of payout on account of the Participant’s death, unless otherwise specifically so directed, and any revised Termination Benefit Payout Form does not revoke a prior Termination Benefit Payout Form until the revised Termination Benefit Form is effective under the terms of the Plan. For purposes of this Section 5.4 and determining when a benefit would otherwise have been payable, entitlement to a series of installment payments is treated as the entitlement to a single payment commencing as of the date of the first installment.
5.5	Delay of Payment: Del Monte may delay payment of a Termination Benefit upon such events and conditions as the IRS may permit in generally applicable published guidance under Code Section 409A, including, without limitation, payments that Del Monte reasonably anticipates will violate Federal securities laws or other applicable law; provided that any such delayed payment will be made at the earliest date at which Del Monte reasonably anticipates that the making of the payment would not cause such a violation.
5.6	Acceleration of Payment: Payment of a Termination Benefit for all or any Deferral Period to a person other than the Director may be accelerated if the Committee determines such payment to a person other than the Participant is necessary to fulfill the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)). To the extent permitted under Code Section 409A and applicable to a Director, the Committee may authorize payment of any portion of a Director’s Termination Benefit (a) to pay FICA tax imposed on any amounts under this Plan and/or (b) at any time that the Plan fails to meet the requirements of Code Section 409A with respect to a Director, the amount required to be included in income for the Director as a result of such failure and (c) to otherwise comply with the requirements of Code Section 409A.
ARTICLE 6
Survivor Benefit
6.1	Survivor Benefit. If a Participant has a Termination on account of death while serving as a Director, the Participant’s Beneficiary shall receive a Survivor Benefit equal to the Participant’s total Account Balance.
6.2	Payment of Survivor Benefit. The Survivor Benefit shall be payable in Common Stock in the manner designated by the Participant under the applicable Termination Benefit Payout Form or, in the absence of a designation, in a lump sum. The Participant may designate payment under any applicable Termination Benefit Payout Form to be made (1) in a lump sum or (2) in annual installments of an equal number of shares of Common Stock spread over a period of not more than fifteen (15) years. The Survivor Benefit shall be paid or commence payment within thirty (30) days of the Committee’s receipt of proof of the Participant’s death.
ARTICLE 7
Beneficiary Designation
7.1	Beneficiary. Each Participant shall have the right, at any time, to designate his or her Beneficiary (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. A Beneficiary designation shall apply to the sum of all Account Balances of the Participant for all Deferral Periods. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designation under any other plan of Del Monte in which the Participant participates.
7.2	Beneficiary Designation; Spousal Consent; Change. A Participant shall designate his or her Beneficiary by executing the Beneficiary Designation and Spousal Consent Form, and returning it to the Corporate Secretary. Where required by law or by the Committee, in its sole discretion, if the Participant names someone other than his or her spouse as a sole and primary Beneficiary, the Beneficiary Designation and Spousal Consent Form must be signed by that Participant’s spouse and returned to the Corporate Secretary. A Participant shall have the right to change a

Beneficiary by executing a subsequent Beneficiary Designation and Spousal Consent Form and otherwise complying with the terms of this Plan, such form and the Committee’s rules and procedures, as in effect from time to time. Upon acceptance by the Corporate Secretary of a new Beneficiary Designation and Spousal Consent Form, all Beneficiary Designation and Spousal Consent Forms previously submitted shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary Designation and Spousal Consent Form submitted by the Participant, and accepted by the Corporate Secretary prior to such Participant’s death. For purposes of this Plan, a spouse is an individual to whom the Director is legally married or an individual with whom the Director is registered as a domestic partner under Section 297 of the California Family Code.
7.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until accepted and acknowledged in writing by the Corporate Secretary.
7.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided in Sections 7.1 through 7.3 above, or, if all designated Beneficiaries predecease the Participant, then the Participant’s designated Beneficiary shall be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be paid to the Participant’s estate.
7.5	Doubt as to Beneficiary. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole discretion, to withhold such payments until this matter is resolved to the Committee’s satisfaction.
ARTICLE 8
Termination, Amendment, or Modification of Plan
8.1	Termination. The Board reserves the right to terminate the Plan at any time as permitted under Code Section 409A and its applicable regulations and other guidance. Upon termination of the Plan, a Participant’s Account Balance, calculated as of the date of Plan termination, shall be paid on the date of Plan termination, to the extent permitted under Code Section 409A and the regulations thereunder, payable in Common Stock in a lump sum; provided, however, that termination of the Plan shall not affect the right of any Participant who experienced a Termination on or before the date of such Plan termination, or a Beneficiary of such Participant, to receive benefits in the manner such Participant elected. Notwithstanding the foregoing, any termination of the Plan shall not accelerate the time and form of payment, in accordance with Code Section 409A, except that the Plan may be terminated in the discretion of the Company:

8.1.1	within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of
(a)	the calendar year in which the Plan terminates;

(b)	the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(c)	the first calendar year in which the payment is administratively practicable.
8.1.2	within the thirty (30) days preceding or the twelve (12) months following a change in control event (as defined in Code Reg. Section 1.409A-1(c)); provided that all substantially similar arrangements for Directors are also terminated.
8.1.3	at any time if all arrangements that would be aggregated with the Plan under Code Reg. Section 1.409A-1(c) are terminated and no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination and all payments are made within twenty-four (24) months of the Plan termination and no new arrangement that would be aggregated with the Plan under Code Reg. Section 1.409A-1(c) is adopted within five (5) years following the Plan termination.
8.2	Amendment. The Board may, at any time, amend, or modify the Plan in whole or in part; provided, however, that no amendment or modification shall be effective to decrease a Participant’s Account Balance, calculated as of the effective date of the amendment or modification. In addition, no amendment or modification of the Plan shall affect the right of any Participant who experienced a Termination on or before the effective date of such amendment or modification, or a Beneficiary of such Participant, to receive benefits in the manner such Participant elected. The Board may, at any time, suspend any Deferral Period(s) which commences after the Board adopts such suspension, including a “freeze” of all future deferrals for which a Deferral Election Form has not become effective.
8.3	Effect of Payment. The full payment of the applicable benefit under Articles 4, 5, or 6 of the Plan shall discharge completely Del Monte and the Committee from all further obligations under this Plan with respect to the Participant or his or her Beneficiary, and that Participant’s Plan Agreement for the applicable Deferral Period(s) shall terminate upon such full payment of benefits.
ARTICLE 9
Administration
9.1	Committee Duties. This Plan shall be administered by the Committee. The Committee also shall have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any Committee member must recuse himself or herself on any matter of personal interest to such member that comes before the Committee.

9.2	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel, including counsel to Del Monte.
9.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
9.4	Indemnity of Committee. Del Monte shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.
ARTICLE 10
Claims Procedures
10.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.
10.2	Notification of Decision. The Committee shall consider a Claimant’s claim within sixty (60) days of the making of the claim, and shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or
(b)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;
(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;
(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and
(iv)	an explanation of the claim review procedure set forth in Section 10.3 below.
10.3	Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure begins, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;
(b)	may submit written comments or other documents; and/or
(c)	may request a hearing, which the Committee, in its sole discretion, may grant.
10.4	Decision on Review. The Committee shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial pursuant to Section 10.3, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within one hundred twenty (120) days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:
(a)	specific reasons for the decision;
(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and
(c)	such other matters as the Committee deems relevant.
10.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Article 10 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.
ARTICLE 11
Miscellaneous
11.1	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable right, interest or claim in any property or assets of Del Monte. Del Monte’s assets shall be, and remain, the general, unpledged and unrestricted assets of Del Monte. Del Monte’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future with respect to its Participants.
11.2	Company’s Liability. Del Monte’s liability for the payment of benefits shall be defined only by the Plan. Del Monte shall have no obligation to a Participant under the Plan except as expressly provided in the Plan.
11.3	Taxes. It shall be the sole responsibility of the Participant to properly account for and to pay any income and self-employment tax payable on amounts deferred or benefits paid under this Plan.
11.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

11.5	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of Del Monte. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as expressly may be provided otherwise.
11.6	No Special Rights. Nothing contained in this Agreement shall confer upon any Participant any right with respect to the continuation of his or her service with Del Monte.
11.7	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.
11.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
11.9	Governing Law. The Plan will be administered in accordance with the laws of the State of California, without reference to its principles of conflicts of laws.
11.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to:

Chair, Nominating and Corporate Governance Committee of the Board of Directors c/o Del Monte Foods Company One Market at the Landmark San Francisco, CA 94105

With a copy to the Corporate Secretary
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
11.11	Successors. The provisions of this Plan shall bind and inure to the benefit of Del Monte and its successors and assigns, and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.
11.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant automatically shall pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall pass such interest under the laws of intestate succession.

11.13	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision never had been inserted herein.
11.14	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent, or a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
11.15	Counterparts. This instrument may be executed in one or more counterparts each of which shall be legally binding and enforceable.
          IN WITNESS WHEREOF, Del Monte has executed this Plan document as of
December 15, 2005.

DEL MONTE FOODS COMPANY, a Delaware corporation
By:	/s/ Mark J. C. Buxton
Title: Vice President, Human Resources